CENTRAL COAST BANCORP

PRESS RELEASE	Contact: Rob Stanberry
Chief Financial Officer
For Release 9:00 am EDT	(831) 422-6642

CENTRAL COAST BANCORP ANNOUNCES 13% INCREASE IN SECOND QUARTER EARNINGS

Salinas, California – July 22, 2003. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced net income of $2,884,000 for the second quarter of 2003. Net income increased 13.2% over the $2,547,000 reported for the second quarter of 2002. Diluted earnings per share for the second quarter of 2003 increased 12.0% to $0.28 from $0.25 in the prior year period. The annualized return on equity (ROE) and the return on assets (ROA) for the second quarter of 2003 were 13.95% and 1.26% as compared to 14.47% and 1.20% for the same period in 2002.

Net income for the six months ended June 30, 2003 and 2002 was $5,853,000 and $5,283,000. Diluted earnings per share were $0.57 and $0.51, respectively. For the first six months of 2003 annualized ROE was 14.51% and ROA was 1.30% as compared to 15.43% and 1.28% for the same period in 2002. The earnings per share for the 2002 periods have been adjusted for the 10% stock dividend distributed in February 2003.

The Company continued to experience growth in assets and deposits during the second quarter of 2003. At June 30, 2003, the Company’s assets totaled $950,821,000, an increase of $16,155,000 (1.7%) from March 31, 2003 and an increase of $31,689,000 (3.4%) from year-end 2002. At June 30, 2003, deposits had grown to $854,286,000, an increase of $13,525,000 (1.6%) from March 31, 2003 and an increase of $27,784,000 (3.4%) from year-end 2002. The deposit growth was accomplished even with a reduction of $18,000,000 of State of California certificates of deposit in April 2003. Loan demand has softened in 2003 resulting in a decrease of $13,428,000 (1.8%) from year-end 2002 balances. However, at June 30, 2003, loans totaled $731,925,000, an increase of $13,262,000 (1.8%) from March 31, 2003. On a year-over-year basis, internal growth has generated an increase in assets of $79,887,000 (9.2%); an increase in loans of $56,889,000 (8.4%); and an increase in deposits of $68,171,000 (8.7%).

“We have been pleased with the Company’s operating performance in these trying economic times,” stated Nick Ventimiglia, Chairman, and CEO. “Lower interest rates, accelerated prepayments on higher yielding investment securities and a slow down in demand for loans continued to put pressure on the Company’s interest margin in the second quarter. Still, the Company ended the quarter with a record level of assets and we continue to add new customers to our banking family. We are optimistic about the future as we approach a billion dollars in total assets.”

Financial Summary:

Interest income, net interest income, net interest margin and the efficiency ratio are discussed below on a fully taxable equivalent basis. These items have been adjusted to give effect to $274,000 and $279,000 in taxable equivalent interest income on tax-free investments for the three-month periods ending June 30, 2003 and 2002. Net interest income for the second quarter of 2003 was $9,390,000, which was essentially the same as the second quarter of 2002. Interest income for the second quarter of 2003 was $12,028,000, a decrease of $608,000 (4.7%) from the second quarter of 2002. Average earning assets in the second quarter of 2003 increased $56,880,000 (7.2%) over the prior year period. This increase in the volume of earning assets added $948,000 to interest income. However, the interest due to the higher volume was more than offset by the effect of a 73 basis point reduction in the average yield received on earning assets in the second quarter of 2003 as compared to the same period in 2002. The lower yield of 5.82% resulted in a decrease in interest income of $1,556,000.

The effect on net interest income caused by the lower yields in the second quarter of 2003 was essentially offset by decreases in rates paid on interest bearing liabilities. Interest expense decreased $606,000 (17.2%) in the second quarter of 2003, as the average rate paid on interest-bearing liabilities declined 54 basis points to 1.92% compared to 2.46% in the year earlier period. This decrease in rates reduced interest expense by $865,000. Average balances of interest-bearing liabilities in the second quarter of 2003 increased by $35,609,000 (6.2%) over the prior year period, which added $259,000 to interest expense.

The net interest margin for the second quarter of 2003 was 4.45% as compared to 4.54% for the first quarter of 2003 and 4.77% in the second quarter of 2002. The net interest margin for the second quarter decreased 9 basis points from the first quarter of 2003. The Company experienced this margin compression in the second quarter of 2003 as the yields on both loans and investment securities declined more rapidly than the rates paid on the deposits. With the additional 25 basis point rate decrease in late June and the continuing rapid prepayments on mortgage backed investment securities, we anticipate further margin compression in the third quarter.

The Company provided $300,000 for loan losses in the second quarter of 2003 as compared to zero in the first quarter of 2003 and $900,000 in the second quarter of 2002. The ratio of the allowance for loan losses to total loans was 2.11% at June 30, 2003 as compared to 2.04% at December 31, 2002 and 1.93% at June 30, 2002. Nonperforming and restructured loans totaled $10,982,000 at June 30, 2003 as compared to $1,808,000 at December 31, 2002 and $1,841,000 at June 30, 2002. Approximately $9.0 million of the nonperforming loans at June 30, 2003 pertains to loans for a commercial/retail redevelopment project in the City of King, details of which have been disclosed in two Form 8-K filings made by the Company on April 11 and June 12, 2003. The Company had OREO of $2,761,000 at June 30, 2003, which consisted of one property acquired through foreclosure in the second quarter of 2003.

Noninterest income increased $617,000 (64.1%) to $1,579,000 in the second quarter of 2003 as compared to $962,000 in the second quarter of 2002. Service charges on deposit accounts increased $262,000 due to higher volumes. Gains realized on the sale of investment securities increased $152,000 in the second quarter of 2003. Other income included OREO operating revenue of $123,000 in the second quarter of 2003.

Noninterest expenses increased $735,000 (14.1%) to $5,960,000 in the second quarter of 2003 as compared to $5,225,000 in the second quarter 2002. Costs were higher due to the new Monterey branch, legal fees incurred for the City of King matter and increased business volumes. Other expenses included OREO expenses of $257,000 in the second quarter of 2003. The efficiency ratio for the quarter ended June 30, 2003 was 54.3% as compared to 50.5%, in the year earlier period.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas (2), Monterey (2), Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area.

Information on the Company and its subsidiary Bank may be obtained from the Company’s website www.community-bnk.com. Copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto are available free of charge on the website as soon as they are filed with the SEC. To access these reports through a link to the Edgar reporting system simply select the “Investor Relations – Corporate Profile” menu item, then click on the “Central Coast Bancorp SEC Filings” link. Section 16, insider filings can also be accessed through the website. Follow the same instructions and select “Central Coast Bancorp SEC Section 16 Reports”.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company’s market areas; (4) the effects of terrorism, the threat of terrorism or the impact of potential military conflicts; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) variances in the actual versus projected growth in assets; (10) return on assets; (11) loan losses; (12) expenses; (13) rates charged on loans and earned on securities investments; (14) rates paid on deposits; and (15) fee and other noninterest income earned, as well as other factors. This entire press release and the Company’s periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business.

301 Main Street, Salinas, California 93901

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands, except share and per share data)

	Three Months Ended June 30		Six Months Ended June 30
Statement of Income Data	2003	2002	2003	2002
Interest Income
Loans (including fees)	$10,908	$10,952	$21,890	$21,044
Investment securities	1,030	1,601	2,183	3,347
Other	90	78	162	147

Total interest income	12,028	12,631	24,235	24,538

Interest expense
Interest on deposits	2,810	3,396	5,767	6,929
Other	102	122	213	214

Total interest expense	2,912	3,518	5,980	7,143

Net interest income	9,116	9,113	18,255	17,395
Provision for loan losses	300	900	300	1,123

Net interest income after
provision for loan losses	8,816	8,213	17,955	16,272
Noninterest income
Service charges on deposits	837	575	1,524	1,077
Other	742	387	1,069	652

Total noninterest income	1,579	962	2,593	1,729
Noninterest expenses
Salaries and benefits	3,283	3,044	6,630	5,795
Occupancy	611	459	1,208	880
Furniture and equipment	509	437	973	861
Other	1,557	1,285	2,734	2,274

Total noninterest expenses	5,960	5,225	11,545	9,810

Income before provision for income taxes	4,435	3,950	9,003	8,191
Provision for income taxes	1,551	1,403	3,150	2,908

Net income	$ 2,884	$ 2,547	$ 5,853	$ 5,283

Common Share Data (adjusted for 10% stock split distributed on February 28, 2003)

Earnings per share
Basic	$0.29	$0.25	$0.59	$0.52
Diluted	$0.28	$0.25	$0.57	$0.51

Weighted average shares outstanding	9,919,000	9,903,000	9,918,000	9,888,000
Weighted average shares outstanding -
diluted	10,351,000	10,383,000	10,356,000	10,357,000

Book value per share	$8.51	$7.30
Tangible book value	$8.50	$7.26
Shares outstanding	9,919,000	9,906,000

CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

Balance Sheet Data	June 30, 2003	Dec. 31, 2002	June 30, 2002
Assets
Cash and due from banks	$ 72,597	$ 63,915	$ 61,816
Federal funds sold	37,370	2,700	15,442
Available-for-sale securities - at fair value	107,008	107,323	117,163
Loans:
Commercial	213,015	224,840	185,560
Real estate-construction	48,643	74,214	86,118
Real estate-other	457,126	433,921	388,524
Consumer	14,108	13,414	16,030
Deferred loan fees, net	(967)	(1,036)	(1,196)

Total loans	731,925	745,353	675,036
Allowance for loan losses	(15,466)	(15,235)	(13,012)

Net loans	716,459	730,118	662,024
Premises and equipment, net	2,908	2,959	3,071
Accrued interest receivable and other assets	14,479	12,117	11,433

Total assets	$ 950,821	$ 919,132	$ 870,949

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$ 230,584	$ 261,242	$ 213,726
Demand, interest bearing	121,569	127,692	138,073
Savings	228,654	181,089	188,734
Time	273,479	256,479	245,582

Total Deposits	854,286	826,502	786,115
Accrued interest payable and other liabilities	12,081	14,554	12,482
Shareholders' equity	84,454	78,076	72,352

Total liabilities and shareholders' equity	$ 950,821	$ 919,132	$ 870,949

Asset Quality
Loans past due 90 days or more and accruing interest	$ 5,092	$ 5	$ 255
Nonaccrual loans	5,002	870	641
Restructured loans	888	933	945
Other real estate owned	2,761	--	592

Total nonperforming assets	$ 13,743	$ 1,808	$ 2,433

Allowance for loan losses to total loans	2.11%	2.04%	1.93%
Allowance for loan losses to NPL's	141%	843%	707%
Allowance for loan losses to NPA's	113%	843%	535%
Regulatory Capital and Ratios
Tier 1 capital	82,375	76,374	70,862
Total capital	92,276	86,334	80,063
Tier 1 capital ratio	10.5%	9.7%	9.7%
Total risk based capital ratio	11.7%	10.9%	10.9%
Tier 1 leverage ratio	9.0%	8.6%	8.3%

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
Selected Financial Ratios	2003	2002	2003	2002
Return on average total assets	1.26%	1.20%	1.30%	1.28%
Return on average equity	13.95%	14.47%	14.51%	15.43%
Net interest margin (tax equivalent basis)	4.45%	4.77%	4.49%	4.70%
Efficiency ratio (tax equivalent basis)	54.33%	50.46%	53.94%	49.83%
Selected Average Balances
Loans	$710,511	$639,398	$710,817	$616,852
Taxable investments	59,128	84,228	57,871	87,118
Tax-exempt investments	48,476	49,143	48,981	49,378
Federal funds sold	29,087	17,553	26,880	17,764

Total earning assets	$847,202	$790,322	$844,549	$771,112

Total assets	$914,632	$853,975	$909,721	$832,987

Demand deposits - interest bearing	$119,832	$135,929	$117,759	$123,840
Savings	213,785	173,100	210,422	156,115
Time deposits	269,677	258,326	274,465	273,529
Other borrowings	6,533	6,863	6,577	6,802

Total interest bearing liabilities	$609,827	$574,218	$609,223	$560,286

Demand deposits - noninterest bearing	$215,866	$203,259	$212,228	$197,674

Equity	$ 82,933	$ 70,589	$ 81,323	$ 69,059